EXHIBIT 5.1

Perkins Coie LLP 1120 NW Couch Street 10th Floor Portland, OR 97209-4128	T. +1.503.727.2000 F. +1.503.727.2222 perkinscoie.com

March 12, 2026

Deschutes Parent, Inc.

8500 SW Creekside Place

Beaverton, Oregon 97008

Re:	Deschutes Parent, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Deschutes Parent, Inc., an Oregon corporation (the “Company”), and a direct and wholly-owned subsidiary of Digimarc Corporation, an Oregon corporation (“Digimarc”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as described in the Registration Statement. The Shares will be issued pursuant to the Agreement and Plan of Reorganization, dated March 12, 2026 (the “Reorganization Agreement”), among the Company, Digimarc, and Deschutes Merger Sub, Inc., an Oregon corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). The Reorganization Agreement provides for, among other things, the merger (the “Merger”) of Digimarc with Merger Sub, with Digimarc surviving as a wholly-owned subsidiary of the Company, and the conversion of each share of common stock, par value $0.001 per share, of Digimarc issued and outstanding immediately prior to the effective time of the Merger, into one duly-issued, fully-paid and non-assessable Share.

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinion expressed herein, we have relied on (a) information in public authority documents and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

We have examined the Registration Statement, Reorganization Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We express no opinion concerning any laws other than the laws in their current forms of the State of Oregon.

Based on the foregoing, we are of the opinion that when issued in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours, /s/ Perkins Coie LLP PERKINS COIE LLP